EXHIBIT 10.1

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

     THIS SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (this "Agreement") is made and entered into as of the 21st day of March 2005 by and between SUN HEALTHCARE GROUP, INC., a Delaware corporation (referred to herein, singly and collectively with its subsidiaries, as the "Company") and STEVEN A. ROSEMAN ("Employee").

RECITALS

     WHEREAS, Employee has been employed by the Company in the capacity of Executive Vice President, General Counsel and corporate Secretary pursuant to that certain Employment Agreement (the "Employment Agreement") dated as of May 22, 2002 by and between Company and Employee; and

     WHEREAS, on March 21, 2005 Company notified Employee in writing of the termination of his employment pursuant to section 5(b), Termination by Sun without Good Cause, from his employment with the Company and its direct and indirect subsidiaries effective close of business on March 28, 2005 (the "Termination Date");

     WHEREAS, on the Termination Date, Employee will cease to be an officer or, and will cease to be employed by Company or any of its direct or indirect subsidiaries; and

     WHEREAS, the parties wish to enter into this Agreement to provide for the release contemplated in Section 6(b) of the Employment Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the following mutual covenants and promises, and for other good, adequate and sufficient consideration, the receipt and adequacy of which are expressly hereby acknowledged, Company and Employee, intending to be fully and legally bound by this Agreement, hereby agree as follows:

     1.     No Pending Actions/Waiver. Employee acknowledges that there are no actions at law or administrative proceedings pending against the Company which arise out of or relate to Employee's employment with the Company. Except where such waivers are prohibited by law, Employee waives the right to voluntarily assist other individuals in bringing any claim against the Company. This waiver does not prevent Employee from pursuing any charge or from participating in any investigation of a charge conducted by any government agency. Employee nevertheless understands and agrees that because of the waiver and release he freely provides by signing this Agreement, he cannot obtain any monetary relief or recovery from any such proceeding, including costs and attorneys' fees.

     2.     Consideration.

             (a)     Amount and Time of Payments. The Company will, as full and complete severance, and as fulfillment of all of Company's obligations under the Employment Agreement,

pay to Employee the following payments, less applicable withholdings, taxes and deductions (collectively, the "Consideration") at the times specified below:

(I)

After execution of this Agreement and expiration of the time set forth Section 18 below, Company shall pay to Employee the sum of $566,500 which amount shall be paid to Employee in full satisfaction of Company's obligations under Section 6(b) of the Employment Agreement to pay to Employee:

(A)

an amount equal to the annual bonus compensation which he would have earned for the year in which his termination occurs (determined by using the bonus compensation earned by him in the preceding year) and

	(B)	one year's Base Salary; and

(II)	On March 28, 2005, Company shall pay to Employee an amount equal to the product of the unused balance of Employee's vacation hours as of the Effective Date multiplied by $136.18; and

(III)

Options to purchase 27,960 shares of the Company's Common Stock at an exercise price of $6.85 per share, granted to Employee on May 19, 2004 in accordance with the Company's 2004 Equity Incentive Plan, will become fully vested upon the Termination Date pursuant to the option grant; provided, however, that in accordance with Section 6 of the option agreement, Employee's right to exercise those options will expire and those options will become null, void and of no further force or effect three (3) months after the Termination Date.

(IV)

On December 3, 2004, Employee received a grant of 22,500 nonqualified stock options to purchase Company's Common Stock at an exercise price of $7.71 per share in accordance with the 2004 Equity Incentive Plan. Those options will become fully vested upon the Termination Date pursuant to the option grant. Please note, however, that in accordance with Section 6 of the option agreement, Employee's right to exercise the options will expire and these options will become null, void and of no further force or effect three (3) months after the Termination Date.

(V)

By letter dated January 22, 2004, Employee received notice that he had been awarded 3,067 restricted shares of Company's common stock (the "Restricted Stock") as a stock award pursuant to the 2002 Management Equity Incentive Plan, subject to the vesting schedule and other conditions in that notice. All such restricted stock will become vested on the Termination Date.

2
(VI)

If Employee vacates the apartments located at 30 Via Lucca, Apt. E419, Irvine, CA 92612 and 8300 Wyoming Blvd., Apt. 1521, Albuquerque, NM 87109 prior to March 28, 2005, Company shall reimburse Employee for reasonable travel, and moving expenses incurred in connection with Employee's vacating the said apartments.

(VII)	Company shall reimburse Employee for business expenses incurred by Employee through the Termination Date to the extent such expenses are reimbursable in accordance with Company's policies.

The parties acknowledge and agree that the Consideration constitutes the total amount due to Employee in connection with the termination of his Employment pursuant to the Employment Agreement and is expressly in lieu of any severance benefit Employee may have otherwise been entitled to under any prior or existing agreement between Employee and the Company or any severance agreement or policy of the Company.

             (b)     Other Benefits. In addition to the foregoing, Employee is advised of the following benefit provisions:

(I)

Medical, dental and life insurance benefits will continue for Employee and his eligible dependents (as determined under Sun's health plan) under Company's health plans on the same basis as active employees until the earlier of (a) the first anniversary of the date of termination or (b) the date on which Employee or his eligible dependents become eligible to participate in a plan of a successor employer. Subsequent to the termination of those benefits, Employee will be offered the option of continuing health insurance benefits under COBRA.

(II)	Employee may convert his life insurance to a private term plan in accordance with the terms of the Plan by contacting the appropriate insurance carrier.

(III)

If Employee is a 401(k) participant and has an account balance in excess of $5,000.00, he may elect to leave his investments with MassMutual or roll it over to a new employer or IRA. If Employee has an account balance of less than $5,000.00, he should contact the Retirement Plan Administrator to discuss rollover options.

          3.     Mutual General Release of Claims. In consideration for the promises contained herein and for the payments more particularly described in Paragraph 0, Employee completely releases, acquits and forever discharges the Company, its affiliated entities, present and former officers, directors and employees, agents, shareholders, attorneys, insurers, any party indemnified by Company, successors and assigns (hereinafter collectively "releasees") from and against all causes of action, claims, judgments, obligations, damages, or liabilities of whatever kind and character, known or unknown, from the beginning of time through the date this Release is executed, including, without limitation, causes of action arising under any of the following:

     Rehabilitation Act of 1973;
     National Labor Relations Act;
     Fair Labor Standards Act;
     Employee Retirement Income Security Act of 1974;
     Consolidated Omnibus Budget Reconciliation Act (COBRA);
     Civil Rights Act of 1866;
     Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991;
     Pregnancy Discrimination Act of 1978;
     Immigration Reform Control Act;
     Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
     The Americans with Disabilities Act of 1990, as amended;
     The Workers Adjustment and Retraining Notification Act, as amended;
     The Sarbanes-Oxley Act of 2002, as amended;
     Age Discrimination in Employment Act of 1967;
     Equal Pay Act of 1963;
     Americans with Disabilities Act of 1990;
     Family and Medical Leave Act of 1993;
     Occupational Safety and Health Act of 1970;
     California Fair Employment and Housing Act;
     The California Family Rights Act - Cal. Govt. Code §12945.2 et seq., as amended;
     California Unruh Civil Rights Act - Civ. Code § 51 et seq., as amended;
     California Sexual Orientation Bias Law - Cal. Lab. Code §1101 et seq., as amended;
     Statutory Provisions Regarding the Confidentiality of AIDS Information - Cal. Health &
     Safety Code § 120775 et seq., as amended;
     California Confidentiality of Medical Information - Cal. Civ. Code § 56 et seq., as
     amended;
     California Smokers' Rights Law - Cal. Lab. Code § 96, as amended;
     California Parental Leave Law - Cal. Lab. Code § 230.7 et seq., as amended;
     California Apprenticeship Program Bias Law - Cal. Lab. Code § 3070 et seq., as
     amended;
     California Wage Payment Act, as amended;
     California Equal Pay Law - Cal. Lab. Code § 1197.5 et seq., as amended;
     California Whistleblower Protection Law - Cal. Lab. Code § 1102-5(a) to (c), as
     amended;
     California Military Personnel Bias Law - Cal. Mil. & Vet. Code § 394 et seq., as
     amended;
     California Family and Medical Leave - Cal. Lab. Code § 233, as amended;
     California Parental Leave for School Visits Law - Cal. Lab. Code § 230.7 et seq., as
     amended;
     California Electronic Monitoring of Employees - Cal. Lab. Code § 435 et seq., as
     amended;
     Cal/OSHA law, as amended;
     California Consumer Reports: Discrimination Law - Cal. Civ. Code § 1786.10 et seq., as
     amended;

     California Political Activities of Employees Act - Cal. Lab. Code § 1101 et seq., as
     amended;
     California Domestic Violence Victim Employment Leave Act - Cal. Lab. Code § 230.1,
     as amended;
     California Voting Leave Law - Cal. Elec. Code § 14350 et seq., as amended;
     California Court Leave Law - Cal. Lab. Code § 230, as amended;
     California Labor Code - "Bounty Hunter" law, The Labor Code Private Attorneys
     General Act of 2004;
     Any applicable Federal, state or local statute, law or ordinance; or
     Any other action whether cognizable in law or in equity or arising under any common
     Law, tort or contract theory.

               In exchange for the Employee's promises herein, the Company completely releases, acquits and forever discharges Employee from and against any and all causes of action, claims, judgments, obligations, damages, or liabilities of whatever kind and character, known or unknown, from the beginning of time through the date this Release is executed, including, without limitation, any alleged violation of any federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in the above referenced matter, except that the Company does not release any claims against Employee which arise in whole or in part from third parties against the Company for acts committed by Employee while employed by the Company ("Third Party Claims") and the Company acknowledges Employee's right to seek indemnification under California Labor Code section 2802 solely in connection with any Third Party Claim.

          4.     Release to Include Waiver of Known and Unknown Claims. This Agreement is a full and final release of Releasees by Employee covering all unsuspected, unknown, undisclosed, and unanticipated losses, wrongs, injuries, debts, claims or damages to the parties which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement, and which arises out of or is related, directly or indirectly, to Employee's employment with the Company, his compensation, termination or any matters referred to herein.  Therefore, Employee waives any and all rights or benefits he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by his or her must have materially affected her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, and for the purpose of implementing a full and complete release and discharge of the Company, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims not known or suspected to exist in his favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claim or claims.  Employee knows of no actions at law or in equity, nor administrative proceedings currently pending against the Company which concern allegations based on or related to Employee's employment relationship with the Company.

               The Company waives any and all rights or benefits afforded by Section 1542 of the Civil Code of the State of California, for any and all claims it has or may have against Employee only and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor."

               Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Employee, the Company expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims against Employee not known or suspected to exist in its favor at the time of signing this Release, and that this Release contemplates the extinguishment of any such claim or claims, except that the Company does not release any claims against Employee which arise in whole or in part from third parties against the Company for acts committed by Employee while employed by the Company ("Third Party Claims") and the Company acknowledges Employee's right to seek indemnification under California Labor Code Section 2802 solely in connection with any Third Party Claim.

          5.     Denial of Liability. The parties expressly recognize and acknowledge that the making of this Agreement does not in any manner constitute an admission or concession of wrongdoing or liability on the part of any party.

          6.     Confidentiality. Until such time as the terms of this Agreement are disclosed by Company in a public statement or filing with the United States Securities and Exchange Commission, Employee agrees to keep the terms and conditions of this Agreement completely and strictly confidential, as well as the facts and circumstances relating to Employee's employment and separation of employment. Neither the terms of this Agreement nor its conditions shall be disclosed by Employee to any person or entity that is not a party to this Agreement. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement: (a) as required by law; (b) as required by order of a court of competent jurisdiction; (c) as required by any governmental body, taxing authority or administrative agency with authority to compel such disclosure; (d) to Employee's attorney; (e) to Employee's financial advisor; (f) to Employee's tax advisor; and (g) to Employee's immediate family. Employee acknowledges and agrees that Company has the full right and authority to disclose the terms of this Agreement as required by applicable securities law including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations that have been or may from time to time be promulgated under those laws, as the same may from time to time be amended.

          7.     Non-Disclosure of Proprietary and Confidential Information. During the course of his employment, Employee had access to or possession of confidential and/or proprietary information or materials of the Company (including, without limitation, pending and closed legal matters and claims ((both asserted and unasserted potential claims by Employee or others and the facts and circumstances relating to said claims), billing rates, marketing and financial information, projections, budgets, estimates, and any and all other information not previously disclosed to the public or to the trade by Sun's management with respect to Sun's products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sun's products or lines of business), business plans, prospects or opportunities, compliance and clinical processes, policies and procedures). Employee acknowledges that all such information or materials constitute the sole property of the Company and are the protected trade secrets of the Company. Employee covenants that he will not retain and will, on prior to the Termination Date, return to the Company all originals or copies of such materials in Employee's possession or control. Employee further agrees that he will not, at any time or in any manner, disclose or divulge any such confidential or proprietary information of the Company to any firm, individual or institution. Proprietary information, as used in this paragraph, shall include, without limitation, trade secrets, including all writings, notes, studies and reports prepared, compiled or acquired by Employee during the course or his employment; customer lists, resident information, patient information, Company policies and procedures, employee information, consultant lists; pricing information; marketing techniques; documentation of business plans and opportunities; financial statements; specialized customer information concerning unique, novel or specific purchasing habits; marketing plans or projections; information relating to any special products and services that Company may offer or provide to its customers or consultants from time to time; any data or information maintained or compiled in any form, including information contained on computer disks, that is not generally known to the public.

          8.     Non-disparagement Employee hereby agrees that he shall not at any time make any public statements that are intended to or that would reasonably be expected to harm any of the Company, or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and their past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives.

          9.     Non-Solicitation of Employees. 9; For a period of two (2) years following the Termination Date, Employee shall not disrupt, damage, impair or interfere with Company by soliciting or inducing Company employees to terminate their employment with Company.

          10.     Non-Solicitation of Clients. For a period of two (2) years following the Termination Date, Employee will not personally or as an employee, associate, partner, manager, agent or otherwise, directly or indirectly, induce or attempt to induce any person, firm, corporation or entity that has or has had a contractual relationship with Company at any time for a period of eighteen (18) months prior to Employee's termination of employment with Company to cease or diminish their relationship with the Company.

          11.     Company Property. Employee agrees that from and after the Termination Date he will not access any property of the Company, wherever located, through electronic or computer access. Employee agrees to return all Company property and equipment currently in his possession at least twenty-four (24) hours prior to the Termination Date. For the avoidance of any doubt as to such matter, all business records, papers and documents kept or made by Employee relating to the business of Company shall be and remain the property of Company.

          12.     Future Cooperation. Employee agrees to fully and completely cooperate with Company, and its attorneys, agents, employees, officers, directors and successors with respect to any claims, actions, investigations or litigation that is currently pending or is hereafter asserted against the Company by third parties. Such cooperation shall include Employee making himself available to Company and/or Company's attorneys at reasonable times and places for interviews, reviewing documents, testifying in deposition or at legal or administrative proceedings, and providing input with regard to any defense or claims that the Company might raise or assert, with the reasonable out-of-pocket expenses thereof to be reimbursed by the Company. If Employee is contacted by any person seeking to initiate a claim against the Company, Employee agrees to immediately contact Heidi J. Fisher, Senior Vice President, Human Resources, at 949.255.7169.

          13.     Return of Consideration. Employee understands and agrees that any violation by Employee of the terms of this Agreement will cause irreparable harm and damage to the Company and will seriously interfere with the purpose of this Agreement, which is to accomplish a full settlement and general release of any and all claims Employee has or may have against the Company. In the event of such violation by Employee, the Company shall have the right to seek and obtain injunctive relief and damages in any court of competent jurisdiction including the right to a return of the entire Consideration, plus any other damages proven, including reasonable attorney's fees and costs. Nothing in this paragraph shall prevent Employee from defending any claim of breach of this Agreement brought by the Company.

          14.     Severability. The terms of this Agreement are contractual and not mere recitals. If any provision of this Agreement is deemed void or unenforceable, the parties agree that the remaining provisions shall continue in full force and effect; provided, however, that if any portion of paragraphs 1, 3, or 4 or any other aspect of the general release provided for in this Agreement is determined to be unenforceable as a result of Employee's challenge thereof, Employee shall immediately return all consideration he has received pursuant to this Agreement or Section 6(b) of the Employment Agreement to the Company.

          15.     Waiver of Breach. Company's failure to exercise any right, power or privilege under this Agreement shall not constitute a waiver thereof.

          16.     Entire Agreement. This Agreement, taken together with Sections 5(b) and 6(b) of the Employment Agreement (which is incorporated herein and made a part hereof by this reference) integrates the entire understanding between the parties and supersedes all prior oral or written agreements between the parties. In the event of any conflict between this Agreement and Sections 5(b) and 6(b) of the Employment Agreement, the provisions of this Agreement shall prevail and control. The Company represents to Employee that its execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite corporate action. The parties expressly disclaim reliance on any representations, written or oral, other than those contained in this Agreement. This Agreement may only be modified by a writing signed by the parties hereto.

          17.     Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California as applicable to contracts entered into within that State, by residents of that State and which are to be wholly performed therein.

          18.     Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Any revocation within the seven (7) day revocation period must be in writing directed to Heidi J. Fisher, Senior Vice President, Human Resources, and shall state: "I, __________, hereby revoke my acceptance of our Agreement which I signed and dated on _________________." Any such revocation shall be mailed to Heidi J. Fisher at Sun Healthcare Group, Inc., 18831 Von Karman Avenue, Ste 400, Irvine, California 92612 by first class mail, postage prepaid, return receipt requested and postmarked within seven (7) days after Employee's signing of this Agreement. If Employee revokes this Agreement, he will not be entitled to receive any of the consideration provided for under this Agreement. Employee agrees that any modifications, material or otherwise, made to this agreement and mutual general release do not restart or effect in any manner the original twenty-one (21) calendar day consideration period.

          19.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, heirs, successors, administrators, executors, agents and assigns.

          20   VOIDING OF AGREEMENT. This Agreement shall become null, void and of no further force and effect if the Company does not receive the executed, notarized Agreement from Employee by April 11, 2005.

I, THE UNDERSIGNED EMPLOYEE, HAVE READ THIS ENTIRE AGREEMENT CAREFULLY. I HAVE HAD SUFFICIENT TIME TO CONSULT WITH MY ATTORNEY. I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO INDUCE ME TO ENTER INTO THIS AGREEMENT ARE CONTAINED IN THE AGREEMENT. I ENTER

INTO THIS AGREEMENT VOLUNTARILY AND HAVE NOT BEEN COERCED BY THE COMPANY OR BY ANY PERSON ACTING ON BEHALF OF THE COMPANY TO ENTER INTO THIS AGREEMENT. BY SIGNING THIS AGREEMENT, I INTEND TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR COULD HAVE ASSERTED AGAINST THE COMPANY FROM THE BEGINNING OF TIME THROUGH THE DATE I EXECUTED THIS AGREEMENT.

Please return this entire original signed and notarized agreement (not just the signature page) to:

Heidi J. Fisher
Senior Vice President, Human Resources
Sun Healthcare Group, Inc.
18831 Von Karman Avenue
Suite 400
Irvine, CA 92612

[Signatures Commence on Immediately Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Dated: 3/24/05	SUN HEALTHCARE GROUP, INC.
a Delaware corporation

By: /s/ Heidi J. Fisher
HEIDI J. FISHER
Senior Vice President, Human Resources

/s/ Steven A. Roseman
Dated: 3/24/05	STEVEN A. ROSEMAN
SSN:
Address:

Telephone No.:

STATE OF COLORADO	§
	§	ss
COUNTY OF ARAPAHOE	§

     On March 24, 2005 before me, Ernest J. Coca, a notary public in and for said county and state, personally appeared Steven A. Roseman personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument he executed the instrument.

WITNESS my hand and official seal.

/s/ Ernest J. Coca
NOTARY PUBLIC
My Commission Expires: 8/12/2006

[seal]

STATE OF CALIFORNIA	§
	§	ss
COUNTY OF ORANGE	§

     On 3/24/05, 2005 before me, Karla Sommer, a notary public in and for said county and state, personally appeared Heidi J. Fisher personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in his authorized capacity, and that by her signature on the instrument she executed the instrument.

WITNESS my hand and official seal.

/s/ Karla J. Sommer
NOTARY PUBLIC
My Commission Expires: 5/24/2008

[seal]